FOR IMMEDIATE RELEASE

CULLEN AGRICULTURAL HOLDING CORP.
ANNOUNCES FINANCIAL INFORMATION AND
EXTENSION OF OUTSTANDING PROMISSORY NOTE

Athens, Georgia, March 31, 2010 – Cullen Agricultural Holding Corp. (OTC BB: CAGZ) announced today that for the period from June 3, 2009 (inception) to December 31, 2009, the Company had a net loss of $612,526 consisting of $524,924 of general and administrative expenses and $111,359 of interest expense offset by income related to rental of property of $24,077 and a $320 provision for income tax.

The Company was formed in June 2009 as a wholly owned subsidiary of Triplecrown Acquisition Corp., the Company’s predecessor (“Triplecrown”), to effectuate a merger (“Merger”) with Cullen Agricultural Technologies, Inc. (“Cullen Agritech”).  Pursuant to the Merger, Triplecrown merged with and into the Company with the Company surviving as the new publicly-traded corporation and thereafter began operations through its then operating subsidiary, Cullen Agritech.  After payment of expenses related to the Merger, there was approximately $3.1 million available for the Company’s working capital requirements from Triplecrown’s trust account.  These net proceeds received by the Company have been and are being used for general working capital purposes.  As of December 31, 2009, the Company had approximately $1.1 million of available cash remaining.

The Company also announced today that it has extended the maturity date of the promissory note issued to Cullen Inc. Holdings Ltd. (“Cullen Holdings”), an affiliate of Eric J. Watson, the Company’s Chief Executive Officer, in connection with the Merger from January 20, 2010 to January 20, 2011.  The promissory note was issued to Cullen Holdings upon the consummation of the Merger in the amount of approximately $6.9 million, representing part of the purchase price of land (“Land”) to be used by the Company following the Merger that was advanced by Cullen Holdings.  This amount was to be repaid to Cullen Holdings at the closing of the Merger but sufficient funds were not available.  As of March 30, 2010, approximately $4.9 million remained outstanding under the promissory note.  In consideration of the above-referenced extension, the Company granted to Cullen Holdings a mortgage on the Land.

About Cullen Agricultural Holding Corp.

Cullen Agricultural Holding Corp. is a development stage company.  Its principal focus is to use its intellectual property in forage and animal sciences to improve agricultural yields.  Cullen Agricultural Holding Corp. operates through its wholly owned subsidiary, Cullen Agritech.  Cullen Agritech’s primary operations are conducted through Natural Dairy Inc. (“Natural Dairy”), a wholly owned subsidiary of Cullen Agritech.  Cullen Agritech was formed to develop, adapt and implement grazing-based farming systems in regions of the world where the geophysical and climatic conditions are suitable for a pasture-based model.  Natural Dairy intends to rollout Cullen Agritech’s multi-farm dairy operation in the Southeastern United States utilizing the Cullen Agritech farming system.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of Cullen Agricultural Holding Corp.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

Contact:

Paul Vassilakos
(646) 240-4262